Artisan Partners Asset Management Inc. Reports December 2017 Assets Under Management
Milwaukee, WI - January 10, 2018 - Artisan Partners Asset Management Inc. (NYSE: APAM) today reported that its assets under management (AUM) as of December 31, 2017 totaled $115.5 billion. Separate accounts accounted for $58.1 billion of total firm AUM, while Artisan Funds and Artisan Global Funds accounted for $57.4 billion.

ASSETS UNDER MANAGEMENT BY STRATEGY

As of December 31, 2017 - ($ Millions)
Growth Team
Global Opportunities	15,469
Global Discovery	16
U.S. Mid-Cap Growth	12,798
U.S. Small-Cap Growth	2,345

Global Equity Team
Global Equity	1,439
Non-U.S. Growth	27,101
Non-U.S. Small-Cap Growth	695

U.S. Value Team
Value Equity	2,269
U.S. Mid-Cap Value	6,496

Global Value Team
Global Value	19,930
Non-U.S. Value	21,757

Emerging Markets Team
Emerging Markets	282

Credit Team
High Income	2,517
Privately offered strategy	37

Developing World Team
Developing World	2,253

Thematic Team
Thematic	32
Thematic Long/Short	58

Total Firm Assets Under Management (or AUM)	$115,494
Separate account AUM consists of the assets we manage in or through vehicles other than Artisan Funds or Artisan Global Funds. Separate account AUM includes assets we manage in traditional separate accounts, as well as assets we manage in Artisan-branded collective investment trusts, in funds (both public and private) that we sub-advise, and in our own privately offered funds.

ABOUT ARTISAN PARTNERS
Artisan Partners is a global investment management firm that provides a broad range of high value-added investment strategies to sophisticated clients around the world. Since 1994, the firm has been committed to attracting experienced, disciplined investment professionals to manage client assets. Artisan Partners' autonomous investment teams oversee a diverse range of investment strategies across multiple asset classes. Strategies are offered through various investment vehicles to accommodate a broad range of client mandates.

Source: Artisan Partners Asset Management Inc.

Investor Relations Inquiries
Makela Taphorn
866.632.1770
414.908.2176
ir@artisanpartners.com